Exhibit 99.1

March 4, 2013	Analyst Contact:	Andrew Ziola 918-588-7163
	Media Contact:	Brad Borror 918-588-7582

ONEOK and ONEOK Partners to Participate in
Morgan Stanley MLP and Diversified Natural Gas
Corporate Access Day
TULSA, Okla. – March 4, 2013 -- ONEOK, Inc. (NYSE: OKE) and ONEOK Partners, L.P. (NYSE: OKS) will participate in the Morgan Stanley MLP and Diversified Natural Gas Corporate Access Day in New York City on Wednesday, March 6, 2013.
Terry K. Spencer, president of ONEOK and ONEOK Partners, will be conducting a series of one-on-one meetings with members of the investment community.
The materials utilized at the conference will be accessible on the ONEOK and ONEOK Partners websites, www.oneok.com, www.oneokpartners.com, on Wednesday, March 6, 2013, beginning at 8 a.m. Eastern Standard Time (7 a.m. Central Standard Time).

ONEOK, Inc. (pronounced ONE-OAK) (NYSE: OKE) is a diversified energy company.  We are the general partner and own 43.4 percent of ONEOK Partners, L.P. (NYSE: OKS), one of the largest publicly traded master limited partnerships, which is a leader in the gathering, processing, storage and transportation of natural gas in the U.S. and owns one of the nation’s premier natural gas liquids (NGL) systems, connecting NGL supply in the Mid-Continent and Rocky Mountain regions with key market centers. ONEOK is among the largest natural gas distributors in the United States, serving more than two million customers in Oklahoma, Kansas and Texas.  Our energy services operation focuses primarily on marketing natural gas and related services throughout the U.S.  ONEOK is a FORTUNE 500 company and is included in Standard & Poor’s (S&P) 500 Stock Index.

For more information, visit the websites at www.oneok.com or www.oneokpartners.com.

For the latest news about ONEOK and ONEOK Partners, follow us on Twitter @ONEOKNews and @ONEOKPartners.

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